Louis J. D’Ambrosio
January 7, 2013

Exhibit 10.1

[SEARS HOLDINGS CORPORATION LETTERHEAD]

January 7, 2013

Mr. Louis J. D’Ambrosio
Dear Lou:
This will confirm the terms and conditions of your departure as Chief Executive Officer, President and a director of Sears Holdings Corporation (“SHC”) and its affiliates, and an employee of Sears Holdings Management Corporation (“SHMC”).
You will continue to serve as Chief Executive Officer and President of SHC pursuant to your existing compensation and benefits arrangements through February 2, 2013, the last day of SHC’s 2013 fiscal year. Effective as of the close of business on February 2, 2013, you will step down from your role as Chief Executive Officer and President of SHC, and as an officer or director of any subsidiary or affiliate of SHC. From February 3, 2013 through February 28, 2013, you will continue to serve as an employee of SHMC, in a non-officer role without a title with respect to SHC, assisting with the leadership transition to the new SHC Chief Executive Officer and performing such other duties as may be delegated to you by the then-Chief Executive Officer of SHC. Your pay for the service described in the preceding sentence will be $25,000 for the period from February 3, 2013 through February 28, 2013, paid in accordance with SHC’s normal salaried payroll practices, and you will continue to be eligible for the employee benefits generally made available to all SHC employees. For purposes of clarity, your compensatory equity grants will continue to vest in the ordinary course through your last day of employment. Your employment with SHC will end at the close of business on February 28, 2013. For purposes of your employment letter with SHC dated February 23, 2011, your Executive Severance Agreement with SHC dated as of February 23, 2011, all equity awards denominated in SHC common stock held by you, and each and every other plan, agreement, policy and arrangement of SHC and any of its affiliates, you agree that the cessation of your employment with SHC is a voluntary resignation by you effective as of February 28, 2013. Moreover, in the case of any such plan, agreement, policy or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, you agree that this voluntary resignation will be considered to have been made without “good reason” or such similar term.
Effective from and after February 2, 2013, you waive your right to resign from SHC for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy or arrangement of SHC and any of its affiliates.
You hereby agree to continue to serve as a member of the SHC Board of Directors until the expiration of your term at SHC’s 2013 annual meeting of stockholders, and will not stand for re-election.

Please indicate your agreement to the terms described in this letter by signing a copy of this letter where indicated below and returning such signed copy to SHC.
Sincerely,

/s/ Thomas J. Tisch
Chairman, Compensation Committee
of the Board of Directors

AGREED AND ACCEPTED

/s/ Louis J. D’Ambrosio                                                 1/7/2013
Louis J. D’Ambrosio                         Date